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                                                           Exhibit (12)

                                 THE MEAD CORPORATION
                          RATIOS OF EARNINGS TO FIXED CHARGES
          (Mead and Consolidated subsidiaries with Mead's share of investees)

                                                               Year Ended December 31,
                                                  1993       1992       1991       1990       1989
                                             ------------------------------------------------------------
                                                             (All dollar amounts in millions)
                                                                       (unaudited)

Earnings:
         The Mead Corporation earnings
           from continuing operations
           before income taxes                  $183.8     $ 55.5     $148.0     $147.0     $321.7
         Mead's share of earnings (loss) of
           investees before income taxes          30.3        9.4      (31.1)      17.9       69.9
         Interest and debt expense               109.1      117.6      138.9      115.5      105.9
         Amortization of capitalized interest:
           The Mead Corporation                    6.5        4.9        4.9        3.1        3.9
           Mead's share of investees               1.4        1.5        1.6        1.6        1.6
         Portion of rental payments deemed
           to be interest                         20.5       21.2       20.0       18.9       18.9
                                                  ----       ----       ----       ----       ----

                                                $351.6     $210.1     $282.3     $304.0     $521.9
                                                 =====      =====      =====      =====      =====
Fixed charges:
         Interest and debt expense:
           The Mead Corporation                   96.2      101.1      114.4       92.6       81.8
           Mead's share of investees              12.9       16.5       24.5       22.9       24.1
                                                  ----       ----       ----       ----       ----
                                                 109.1      117.6      138.9      115.5      105.9
                                                 -----      -----      -----      -----      -----
         Capitalized interest:
           The Mead Corporation                    2.6        2.3        4.5       20.1       18.9
           Mead's share of investees               0.0        0.0        0.0        0.0        0.0
                                                   ---        ---        ---        ---       ----
                                                   2.6        2.3        4.5       20.1       18.9
                                                   ---        ---        ---       ----       ----

          Portion of rental payments deemed
            to be interest:
           The Mead Corporation                   20.2       21.2       19.9       18.8       18.7
           Mead's share of investees               0.3        0.0        0.1        0.1        0.2
                                                   ---        ---        ---        ---        ---

                                                  20.5       21.2       20.0       18.9       18.9
                                                  ----       ----       ----       ----       ----
                                                $132.2     $141.1     $163.4     $154.5     $143.7
                                                 =====      =====      =====      =====      =====

Ratio of earnings to fixed charges                2.66       1.49       1.73       1.97       3.63
                                                  ====       ====       ====       ====       ====
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